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                                                                    EXHIBIT 3.13
                               CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

                                          OF

                                    XYTRONYX, INC.

                                        *****

         XYTRONYX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation and directing that a meeting of the stockholders of the Corporation be called for consideration of such amendments:

         RESOLVED that the Company's Certificate of Incorporation be amended to change the name of the Company to Pacific Pharmaceuticals, Inc. or such other name as the Board of Directors shall deem appropriate and in the best interests of the Company by deleting Article First and substituting the following so that, as amended said Article shall be and read as follows:

              FIRST:  The name of the corporation is:

                       PACIFIC PHARMACEUTICALS, INC.

         RESOLVED that at any time prior to the filing of an amendment with the Delaware Secretary of State and not withstanding authorization of the proposed amendment by the stockholders of the Company, the Board of Directors may abandon such action without further action by the stockholders if they deem such abandonment to be in the best interest of the stockholders; and further

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         RESOLVED that in the judgment of the Board of Directors of the
    Corporation, it is deemed advisable that, subject to the approval of the holders of the issued and outstanding shares of the Company entitled to vote, the Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Article FOURTH and substituting the following so that, as amended said Article shall be and read as follows:

              FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Hundred and Two Million (102,000,000) shares consisting of (a) One Hundred Million (100,000,000) shares of Common Stock of the par value of Two Cents ($.02) per share and (b) Two Million (2,000,000) shares of Preferred Stock of the par value of Twenty-Five Dollars ($25.00) per share.

         SECOND: That thereafter at the annual meeting and vote of stockholders of the Corporation held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on the 7th day of August, 1997, a majority of the issued and outstanding shares of the Corporation entitled to vote was voted in favor of the foregoing amendments to the Certificate of Incorporation of the Corporation.

         THIRD: That the aforesaid amendments to the Certificate of Incorporation of the Corporation were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Dr. H. Laurence Shaw, its authorized officer, this 7th day of August, 1997.

                                            XYTRONYX, INC.



                                            By:   /s/  H. Laurence Shaw
                                                --------------------------
                                            Name: Dr. H. Laurence Shaw
                                            Its:  President and
                                                  Chief Executive Officer


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